SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
___________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 24, 2010

VARIAN MEDICAL SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7598	94-2359345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Hansen Way, Palo Alto, CA	94304-1030
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(650) 493-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

After market close on August 24, 2010, Varian Medical Systems, Inc. (the “Company”) entered into an agreement with Bank of America, N.A. (“BofA”) to repurchase $225 million of the Company’s common stock under an accelerated share repurchase program (the “Repurchase Agreement”).  The shares of common stock will be acquired under both the remainder of the five million share repurchase authorization approved by the company’s Board of Directors on November 13, 2009 (which expires December 31, 2010), and the eight million share repurchase authorization approved by the company’s Board of Directors on August 6, 2010 (which expires September 30, 2011).  The repurchase of stock will be funded through a combination of available cash on hand and borrowings under the Company’s revolving credit facility with BofA.  Shares purchased under the Repurchase Agreement will be retired.

Under the terms of the Repurchase Agreement, on August 25, 2010, the Company will pay to BofA $225 million and receive from BofA approximately 3.8 million shares, or 90% of the shares to be repurchased based on the closing price of the Company’s common stock on August 24, 2010.  The specific number of shares that the Company ultimately will repurchase under the Repurchase Agreement will be based generally on the volume weighted average share price of the Company’s common stock during the repurchase period, subject to other adjustments pursuant to the terms and conditions of the Repurchase Agreement.  The Repurchase Agreement contemplates that the repurchase period will be between four and six months.  At the completion of the Repurchase Agreement, the Company may be entitled to receive additional shares of its common stock from BofA or, under certain circumstances specified in the Repurchase Agreement, the Company may be required deliver shares or make a cash payment (at its option) to BofA.

The Repurchase Agreement contains the principal terms and provisions governing the accelerated share repurchase, including the mechanism used to determine the number of shares that will be delivered, the required timing of delivery of the shares, the permitted methods and required timing of settlement, the circumstances under which BofA is permitted to make adjustments to valuation periods and calculations, the circumstances under which the Repurchase Agreement may be terminated early, definitions of terms used throughout the Repurchase Agreement, and various acknowledgements, representations and warranties made by the Company and BofA to one another.

BofA and certain of its affiliates have engaged, and may in the future engage, in financial advisory, investment banking and other services for the Company and its affiliates, including entering into share repurchase programs and acting as a lender under the Company’s revolving credit facility.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 24, 2010, the Company entered into an amendment to its Amended and Restated Credit Agreement dated as of November 10, 2008, as amended, with BofA to increase its borrowing capacity thereunder from $150 million to $225 million (as amended, the “BofA Credit Facility”).  On August 24, 2010, the Company borrowed $145 million under the BofA Credit Facility to finance a portion of its obligations under the Repurchase Agreement.  The material terms and conditions of the BofA Credit Facility have been previously reported in the Company’s periodic filings with the Securities and Exchange Commission, most recently in the Company’s Quarterly Report on Form 10-Q for the quarter ended July 2, 2010.

Item 9.01.  Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release dated August 24, 2010 entitled “Varian Medical Systems Announces $225 Million Accelerated Stock Repurchase; Increases its Revolving Credit Facility.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Varian Medical Systems, Inc.

By:	/s/ John W. Kuo
Name:	John W. Kuo
Title:	Corporate Vice President, General Counsel and Secretary

Dated:  August 24, 2010

EXHIBIT INDEX

Number	Exhibit

99.1	Press Release dated August 24, 2010 entitled “Varian Medical Systems Announces $225 Million Accelerated Stock Repurchase; Increases its Revolving Credit Facility.”